UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     Form 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
           12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                                Commission File Number   0-13119
                                                                         -------

                        Cordiant Communications Group plc
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


    1-5 Midford Place, London WIT 5BH, England, Tel. No.: 011-44-20-7262-4343
--------------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


 American Depository Shares, each representing five ordinary shares of 50p each
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                          Ordinary Shares of 50p each
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(A) or 15(D) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)        |X|          Rule 12h-3(b)(1)(i)        |X|
        Rule 12g-4(a)(1)(ii)       |_|          Rule 12h-3(b)(1)(ii)       |_|
        Rule 12g-4(a)(2)(i)        |X|          Rule 12h-3(b)(2)(i)        |X|
        Rule 12g-4(a)(2)(ii)       |_|          Rule 12h-3(b)(2)(ii)       |_|
                                                Rule 15d-6                 |_|

     Approximate  number of holders of record as of the  certification or notice
date:   1
       ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, Cordiant Communications Group plc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   11 August 2003          By: /s/ Denise Williams
        --------------              -------------------
                                    Denise Williams, Secretary